Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen California Municipal Value Fund, Inc.
811-05235

The annual meeting of shareholders was held in the offices of Nuveen Investments on August 5, 2014; at this meeting the shareholders were asked to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board
Members.

Voting results are as follows:

<c>Common
To approve a new investment management
agreement

   For
      10,731,347
   Against
           372,985
   Abstain
           458,640
   Broker Non-Votes
        4,220,957
      Total
      15,783,929


To approve a new sub-advisory agreement
..

   For
      10,713,051
   Against
           376,100
   Abstain
           473,821
   Broker Non-Votes
        4,220,957
      Total
      15,783,929


Proxy materials are herein
incorporated by reference
to the SEC filing on June 16,
2014, under
Conformed Submission Type
14A, accession
number 0001193125-14-236565.